                                                                     EXHIBIT 2.1


                        MASTER ASSET PURCHASE AGREEMENT

                                    BETWEEN

                            DUPONT PHOTOMASKS, INC.

                                      AND

                            HEWLETT-PACKARD COMPANY




                            DATED OCTOBER 16, 1998

                        MASTER ASSET PURCHASE AGREEMENT

     THIS MASTER ASSET PURCHASE AGREEMENT (the "Agreement") is made and is effective this 16th day of October, 1998, between Hewlett-Packard Company, a Delaware corporation ("HP"), and DuPont Photomasks, Inc., a Delaware corporation ("DPI").

     WHEREAS, HP owns and operates a business manufacturing photomasks (the "Photomask Manufacturing Business") through the Photomask Department ("PMD") of its Integrated Circuit Business Division ("HP ICBD") at HP's facilities in Santa Clara, California;

     WHEREAS, HP desires to sell and DPI desires to purchase certain assets related to the Photomask Manufacturing Business;

     WHEREAS, HP agrees to license to DPI certain intellectual property owned or controlled by HP; and

     WHEREAS, DPI desires to make offers to certain employees of PMD;

     WHEREAS, HP and DPI desire to enter into a supply agreement pursuant to which DPI will provide photomasks to HP; and

     WHEREAS, HP and DPI desire to enter into a short-term lease agreement and certain other agreements related to HP's provision of transition services to DPI.

     NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, the parties agree as follows:

                     ARTICLE I. PURCHASE AND CONSIDERATION

     Section 1.1 Sale of Assets. Subject to the terms and conditions of this Agreement, at the Closing (as defined in Section 2.1 below), HP shall sell, and DPI shall purchase, all of but no more than the assets and properties specifically set forth on Schedule 1.1 hereto (collectively, the "Purchased Assets"), which include the following:

             (a) The tangible assets, including the photomask manufacturing machinery and equipment and computer hardware listed on Schedule 1.1(a) hereto (the "Tangible Assets");

             (b) The useable inventory, consisting solely of photoblanks and pellicles, as determined by a physical inventory (the "Physical Inventory") to be performed by HP and DPI approximately 2 business days (assuming PMD has ceased manufacturing photomasks other than laser ablation photomasks) before the Closing and in no event later than October 30, 1998 (the "Inventory"); and

             (c) The prepaid service contracts for maintenance of certain Tangible Assets as listed on Schedule 1.1(c) hereto (the "Prepaid Service Contracts").

     Section 1.2 License to Photomask Intellectual Property. In further consideration for the Purchase Price (as defined in Section 1.5) and the other agreements set forth herein, HP shall grant to DPI a license to certain intellectual property related to the Photomask Manufacturing Business (the "Photomask Intellectual Property") on the terms and conditions set forth in a license agreement, substantially in the form attached hereto as Exhibit A (the "License Agreement"), to be executed at the Closing.

     Section 1.3  Assumption of Liabilities

             (a) Warranty Liability. Following the Closing Date, DPI shall repair or replace defective photomasks shipped by PMD prior to the Closing Date in accordance with past PMD warranty policies at HP's expense. DPI will bill HP at DPI's cost for such mutually agreed to warranty services.

             (b) No Other Assumption of Liability. Except as expressly provided in this Agreement, DPI is not assuming any liabilities or obligations of HP related to the Photomask Manufacturing Business.

     Section 1.4  Excluded Assets.  Notwithstanding anything contained in
Section 1. 1, HP is not selling, and DPI is not purchasing, any of the following, all of which shall be retained by HP:

             (a)  the HP name or logo;

             (b) any real property or buildings where the Purchased Assets are located; or

             (c) any other assets not specifically listed on Schedule 1.1 hereto.

     Section 1.5  Consideration.

             (a) In consideration for the Purchased Assets and the other agreements set forth herein, DPI will pay to HP the following amounts (collectively, the "Purchase Price");

                  (i) Thirty-Eight Million Five Hundred Thousand Dollars ($38,500,000);

                  (ii) with respect to the Inventory (consisting of photoblanks and pellicles), the fair market value of such Inventory based on spot market prices on the date the Physical Inventory is performed; and

                  (iii) with respect to the Prepaid Service Contracts, the pro rata portion for any remaining duration on such contracts.

             (b) The Purchase Price will be due at the Closing and payable as follows:
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                  (i)  Fifty percent (50%) shall be paid at the Closing, and

                  (ii) Fifty Percent (50%o) shall be paid on February 2, 1999.

     Section 1.6  Taxes

             (a) Payment of Sales and Related Taxes. DPI shall pay all sales, use, registration and related taxes, if any, due as a result of the transactions contemplated by this Agreement. Such taxes, if any, will be due and payable, at Closing.

             (b) Resale Certificate. DPI intends that most of the Tangible Assets acquired as part of this Agreement are for resale. Therefore, Schedule 1.6(b) contains a California Resale certificate for those assets specifically identified by DPI for resale.

             (c) Laser Ablation Assets. DPI intends to operate in place certain assets related to laser ablation and ship certain assets to DPI's Santa Clara, California facility as set forth on Schedule 1.6(c). For these Tangible Assets, DPI will pay the applicable sales and use taxes at Closing.

                             ARTICLE II.  CLOSING

     Section 2.1 Closing. The closing of the transactions contemplated by this Agreement will take place on November 2, 1998 at HP's offices at 3000 Hanover Street, Palo Alto, California or on such other date or at such other location as the parties agree (the "Closing"). The date of the Closing is sometimes referred to herein as the "Closing Date".

     Section 2.2 Delivery of the Purchased Assets. At the Closing, HP shall deliver to DPI title to the Purchased Assets together with the documents listed in Section 12.2(a) hereto.

     Section 2.3 Payment of the Purchase Price. At the Closing, DPI shall pay to HP by wire transfer the portion described in Section 1.5(b)(i) above and shall deliver the documents listed in Section 12.1(a) hereto. DPI shall pay to HP by wire transfer the balance of the Purchase Price in accordance with Section 1.5(b)(ii) above.

              ARTICLE III.  REPRESENTATIONS AND WARRANTIES OF HP

     Except as set forth in the Schedule of Exceptions attached as Schedule 3 hereto referring specifically to the representations and warranties in this Agreement, HP represents and warrants to DPI as follows:

     Section 3.1 Organization and Authority. HP is duly incorporated and organized and is validly existing as a corporation under the laws of the State of Delaware. HP has the corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby.

     Section 3.2 Due Authorization. This Agreement has been duly authorized by all necessary corporate and other action, executed and delivered on behalf of HP and constitutes the legal, valid and binding obligation of HP, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization or other laws affecting the enforcement of creditors' rights generally, and except with respect to judicial limitations on equitable remedies.

     Section 3.3 Ownership of Assets. HP owns each of the Purchased Assets (other than the Photomask Intellectual Property) free and clear of all liens, encumbrances, leases, licenses and adverse third-party rights and claims and, upon transfer of such Purchased Assets to DPI in accordance with this Agreement, DPI will obtain good title to such Purchased Assets, free and clear of any adverse title or claims.

     Section 3.4 Photomask Intellectual Property. HP has not received any written notice, claim or protest alleging that the Photomask Intellectual Property has infringed any patent, trademark, copyright or other third party intellectual property rights.

     Section 3.5 Condition of Tangible Assets. To HP's knowledge, the Tangible Assets are in good operating order and are in a state of good repair and maintenance, reasonable wear and tear excepted.

     Section 3.6 Inventory. To HP's knowledge, the Inventory is in useable condition.

     Section 3.7 Prepaid Service Contracts. HP has provided DPI with true and correct copies of the Prepaid Service Contracts. HP has not received any written notice or claim that it is in breach of any of the Prepaid Service Contracts. HP is not aware of any basis for any claim, either by HP or against HP for breach of any material provision of any of the Prepaid Service Contracts.

     Section 3.8 No Violation or Breach. The performance of this Agreement is not in violation of any law, statute, local ordinance, state or federal regulations, court order or administrative order or ruling, or of any loan document's conditions or restrictions, in effect for financing, whether secured or unsecured.

     Section 3.9 No Broker. No broker, finder or other third party has any right to a commission or other fee as the result of action by or on behalf or HP in connection with this Agreement.

                      ARTICLE IV.  DISCLAIMER OF WARRANTY

     Section 4.1 "AS IS" DPI IS PURCHASING THE PURCHASED ASSETS "AS IS, WITH ALL DEFECTS" ENTIRELY AT ITS OWN RISK AS TO THEIR QUALITY AND PERFORMANCE IN RELIANCE SOLELY UPON ITS OWN INSPECTION OF THE PURCHASED ASSETS AND WITHOUT RELIANCE UPON ANY REPRESENTATION (EXCEPT AS PROVIDED IN SECTIONS 3.3 THROUGH 3.7 ABOVE) OR DESCRIPTION BY HP CONCERNING THE PURCHASED ASSETS. EXCEPT AS PROVIDED IN

SECTIONS 3.3 THROUGH 3.7 ABOVE, HB MAKES NO REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, WITH RESPECT TO THE PURCHASED ASSETS AND SPECIFICALLY DISCLAIMS THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE. HP DOES NOT ASSUME ANY LIABILITY, AND, EXCEPT AS PROVIDED IN SECTION
3.4 ABOVE, HP MAKES NO REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, WITH RESPECT TO ANY INFRINGEMENT OF PATENTS OR OTHER INTELLECTUAL RIGHTS OF THIRD PARTIES ARISING FROM, IN CONNECTION WITH OR AS A RESULT OF DPI'S USE OF THE PURCHASED ASSETS.

     Section 4.2 NO LIABILITY. IN NO EVENT SHALL HP BE LIABLE FOR DIRECT, INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES (INCLUDING WITHOUT LIMITATION LOSS OF PROFITS) WHETHER BASED ON CONTRACT, TORT OR ANY OTHER LEGAL THEORY, ARISING OUT OF THE FURNISHING, PERFORMANCE OR USE OF THE PURCHASED ASSETS.

               ARTICLE V.  REPRESENTATIONS AND WARRANTIES OF DPI

     DPI represents and warrants to HP as follows:

     Section 5.1 Organization and Authority. DPI is duly incorporated and organized and is validly existing as a corporation under the laws of the State of Delaware. DPI has the corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby.

     Section 5.2 Due Authorization. This Agreement has been duly authorized by all necessary corporate and other action, executed and delivered on behalf of DPI and constitutes the legal, valid and binding obligation of DPI, enforceable in accordance with its terms, except unenforceability may be limited by bankruptcy, insolvency, reorganization or other laws affecting the enforcement of creditors' rights generally, and except with respect to judicial limitations on equitable remedies.

     Section 5.3 No Violation or Breach. The performance of this Agreement is not in violation of any law, statute, local ordinance, state or federal regulations, court order or administrative order or ruling, or of any loan document's conditions or restrictions, in effect for financing, whether secured or unsecured.

     Section 5.4 No Broker. No broker, finder or other third party has any right to a commission or other fee as the result of action by or on behalf of DPI in connection with this Agreement.

     Section 5.5 DPI Benefit Plans. DPI has no present intention to eliminate or reduce benefits to be provided to any of the Transferred Employees (as defined in Section 6.1 below) under any of the current DPI Plans (as defined in
Section 6.3 below) other than the changes to the DPI Plans set forth in Schedule
6.3 hereto which changes will be effective January, 1999.

                          ARTICLE VI.  PMD EMPLOYEES

     Section 6.1 Hiring of PMD Employees. Prior to the Closing Date, DPI will make offers of employment to each of the employees of PMD listed on Schedule 6.1 hereto (the "PMD Employees"). The PMD Employees who have accepted such employment offers from DPI are referred to herein individually as a "Transferred PMD Employee" and collectively as the "Transferred PMD Employees".

     Section 6.2  Salary

             (a) Base Salary. DPI shall pay each Transferred PMD Employee a base salary which is no less than such Transferred PMD Employee's base salary with HP as of the Transfer Date (as defined herein). For Transferred PMD Employees other than the PMD Employees who specialize in laser ablation techniques (the "LAM Employees") identified on Schedule 6.1 hereto, the "Transfer Date" shall be the Closing Date. For LAM Employees who accept an offer of employment with DPI, the Transfer Date shall be the last date of employment with HP prior to commencing employment with DPI. It is anticipated that the Transfer Date for LAM Employees who accept employment offers from DPI will be January 31, 1999.

             (b) HP Salary Increases. From the date of this Agreement through the Closing Date, HP agrees that any salary increases granted to PMD Employees shall be made only in the normal and ordinary course consistent with past practices. HP will not grant any salary increase in its November increase cycle to any PMD Employee which would result in a base salary greater than what was offered, to HP's knowledge, to such PMD Employee by DPI in the employee offer letter described in Section 6.1.

             (c) DPI Salary Adjustments. DPI agrees that, except as described in Section 5.5, it is DPI's intention not to make any decreases to any Transferred PMD Employee's compensation arrangements for a period of at least one (1) year from the Transfer Date for such employees.

     Section 6.3  DPI Benefit Plans. Commencing the day after the Transfer
Date, Transferred PMD Employees shall participate and, to the extent necessary, DPI shall enroll each of the Transferred PMD Employees, DPI's employment benefit plans set forth on Schedule 6.3 hereto (the "DPI Plans"). In connection with such enrollment (a) none of the Transferred PMD Employees shall be required to submit to a physical examination or a drug test, and (b) no Transferred PMD Employee shall be excluded from coverage as a full-time, regular employee of DPI under any of its employment benefit plans as a result of having any pre-existing medical condition. DPI shall waive for each Transferred PMD Employee the waiting period, and give full credit for past service with HP and with DPI, with respect to vacations, cash profit-sharing, medical, dental and life insurance and all other benefits except that Transferred PMD Employees will not be eligible to participate in DPI's 401(k) plan and will not start accruing vacation until January 1, 1999.

     Section 6.4 Transfer of FTO. DPI will permit, as requested by a Transferred PMD Employee, the transfer of up to 200 hours of earned, unused HP Flexible Time Off (FTO) per Transferred PMD Employee, at HP's expense. HP shall pay DPI the cost of such transferred FTO at the Transferred PMD Employee's base salary as of such employee's Transfer Date.

Transferred PMD Employees will have one (1) year from the Transfer Date to comply with their accrual caps as determined by DPI's employment policies. As soon as practicable after October 16, 1998, HP will provide DPI with a schedule of the Transferred PMD Employees who wish to transfer FTO, the amount of such FTO to be transferred, the base salary rate of such Transferred PMD Employee and the amount of the payment to be made by HP to DPI in respect of the transfer of FTO for such Transferred PMD Employee.

     Section 6.5 Incentives. HP will offer to each PMD Employee who accepts an employment offer with DPI a cash incentive equal to one-third (1/3) of a month's salary for each year of service with HP, subject to a minimum payment of 3 months' salary and a maximum payment of twelve months' salary. HP will pay such cash incentive to each Transferred PMD Employee as a lump sum included in such Transferred PMD Employee's final paycheck from HP.

     Section 6.6 DPI's Obligations. Effective as of the day after the Transfer Date (a) each Transferred PMD Employee shall be an employee of DPI for all purposes and DPI shall be responsible for all salary, bonus, vacation and other employment obligations with respect to such Transferred PMD Employee and (b) HP shall have no other obligations with respect to such Transferred PMD Employees, except to the extent any such obligations arose prior to such employee's Transfer Date.

            ARTICLE VII.  GRANT OF LICENSE TO INTELLECTUAL PROPERTY

     HP will license to DPI certain intellectual property related to the Photomask Manufacturing Business pursuant to a license agreement, substantially in the form attached hereto as Exhibit A (the "License Agreement"), to be executed at the Closing.

                        ARTICLE VIII.  SUPPLY AGREEMENT

     In further consideration for the Purchase Price and the other agreements set forth herein, HP will purchase from DPI and DPI will supply to HP certain photomasks pursuant to a supply agreement, substantially in the form attached hereto as Exhibit B (the "Supply Agreement"), to be executed at the Closing.

                       ARTICLE IX.  TRANSITION SERVICES

     HP ICBD will provide to DPI the following transition services. Such services will be in accordance with a mutually agreed upon transition plan.

     Section 9.1  Use of Premises.

             (a) License to Use Premises. Effective and contingent upon the Closing, HP will grant to DPI a limited license (the "Facilities License") to use the portion of HP's facility in Santa Clara, California marked on Schedule 9.1(a) attached hereto consisting of approximately 10,700 square feet which is the current location of the Purchased Assets (the "Premises") for the sole purposes of storing the Purchased Assets and operating, in accordance with
Section 9.2 below,
that portion of the Purchased Assets used for manufacture of laser ablation photomasks (the "Laser Ablation Equipment"). The Facilities License will be effective during the period commencing on the Closing Date and ending May 2, 1999 or such earlier date as the parties agree (the "License Term").

             (b) License Fee. During the License Term and any Holdover Period (as defined in Section 9.l(d), DPI will pay to HP a license fee of Sixteen Thousand Dollars ($16,000) per month while the Laser Ablation Equipment is being operated (the "License Fee"). During the License Term, there shall be no license fee if DPI is only storing the Purchased Assets and the Laser Ablation Equipment is not being operated. In addition to any License Fee which may be due, if DPI does not surrender the Premises at the end of the License Term, DPI will pay to HP Holdover Rent as defined and described in subsection (d) below. The License Fee will be due and payable within fifteen (15) days after the end of the previous month during which services were provided and will be pro rated for the first and last month during which the Laser Ablation Equipment is operated.

             (c) Surrender of Premises and Removal of Purchased Assets. Prior to the end of the Lease Term, DPI will disconnect and remove the Purchased Assets from the Premises at DPI's expense and will surrender the Premises to HP in substantially the same condition as at the beginning of the Lease Term subject to reasonable wear and tear. DPI shall schedule the disconnection and removal of the Purchased Assets with HP and shall ensure that employees of DPI and third parties who are on the Premises for the purpose of disconnection and removal of the Purchased Assets shall act in a businesslike manner.

             (d) Holdover Tenancy. If DPI does not surrender the Premises at the end of the Lease Term, DPI shall be obligated to pay to HP Sixty Thousand Dollars ($60,000) per month ("Holdover Rent") in addition to any License Fee due for such occupancy. The Holdover Rent shall be payable each Friday in arrears, for each week or portion of a week after the end of the Lease Term until DPI has surrendered the Premises as provided in subsection (c) above (the "Holdover Period"). Time is of the essence.

     Section 9.2  Transition of Laser Ablation Business

             (a) Reasonable Best Efforts. The parties will use reasonable best efforts to ensure a smooth transition of the laser ablation photomask business from HP to DPI based on an agreed upon transition plan. The parties will use reasonable best efforts to ensure that the transition of laser ablation photomask business from HP to DPI occurs prior to January 31, 1999. The period from the Closing Date to the date the laser ablation photomask business is transitioned from HP to DPI is referred to herein as the "LAM Transition Period".

             (b)  LAM Employees.   During the LAM Transition Period, HP will
use its reasonable best efforts to make available to DPI the LAM Employees on a full-time basis to operate the Laser Ablation Equipment. In consideration for such services, DPI will pay to HP Twenty-Five Thousand Dollars ($25,000) per month. Payment will be due within fifteen (15) days after the end of the previous month during which services were provided and will be pro rated for the first and last months during which the Laser Ablation Equipment is operated.

             (c) Operation of Laser Ablation Equipment at the Premises. Only the LAM Employees (or such other HP employees as DPI and HP agree) may operate the Laser Ablation Equipment at the Premises. DPI shall not operate the Laser Ablation Equipment at the Premises except to the extent it indirectly operates such equipment by paying for the LAM Employees (or such other HP employees as DPI and HP agree) to operate such equipment.

             (d) Insurance. Following the Closing and until DPI has removed the Purchased Assets from the Premises, HP and DPI will be fully responsible for its respective owned property and employees as follows: (i) each agrees to maintain full replacement cost all risk physical damage (including business interruption) coverage relating to its respective owned property, (ii) each agrees to hold the other harmless for all loss or damage to such property, (iii) each agrees to waive all subrogation rights against the other, and (iv) HP agrees that it is providing workers' compensation coverage for the LAM Employees, and agrees to hold DPI harmless from any such loss, unless it results from the negligence of DPI. In addition, HP will hold DPI harmless from any losses based on environmental claims which result from the LAM Employees' operation of the Laser Ablation Equipment at the Premises except to the extent such losses or claims result from DPI's failure to properly maintain the Laser Ablation Equipment.

                         ARTICLE X.  OTHER AGREEMENTS

     Section 10.1 Assignment of Prepaid Service Contracts. HP and DPI will cooperate with each other and will use reasonable best efforts to reduce obligations under the Prepaid Service Contracts for maintenance of certain of the Tangible Assets after October 31, 1999 and to obtain all necessary consents to transfer and assignment of the Prepaid Service Contracts.

     Section 10.2  Conduct of Business Prior to Closing.

             (a) Conduct of Business. From the date of this Agreement until the Closing Date, HP will continue to operate the Photomask Manufacturing Business in the ordinary course and use its reasonable best efforts to preserve intact the Purchased Assets and relationships with third parties including HP internal customers. Notwithstanding the foregoing, DPI acknowledges and agrees that HP has, at DPI's request, terminated certain service contracts for maintenance of certain of the Tangible Assets effective as of October 31, 1998.

             (b) External Customers. From the date of this Agreement until the Closing Date, HP will use its reasonable best efforts to help DPI secure PMD' s external business.

                         ARTICLE XI.  CONFIDENTIALITY

     DPI and HP each agrees that it will not disclose any of the terms, conditions or other facts relating to this Agreement and the transactions contemplated hereby without the prior written consent of the other party. Notwithstanding the foregoing, either party may make such public disclosure as is required by law in the opinion of such party's legal counsel provided, however, that the disclosing party will provide reasonable notice to the other party to enable such other party to seek a protective order or confidential treatment or to waive compliance with the obligations in this Article XI.

                      ARTICLE XII.  CONDITIONS TO CLOSING

     Section 12.1 Conditions to the Obligations of HP. The obligation of HP to consummate the transactions contemplated by this Agreement is subject to the satisfaction, on or before the Closing Date, of each of the following conditions, unless waived in writing by HP:

             (a) DPI shall have delivered duly executed copies of the following:

                   (i)   the License Agreement;

                   (ii)  the Supply Agreement;

                   (iii) the certificate described in Section 12.1(d) hereof;
and

                   (iv) such other documents as are reasonably requested by HP or its counsel.

             (b) The representations and warranties of DPI contained in this Agreement shall be true and correct on the Closing Date with the same effect as if they were made on and as of the Closing Date.

             (c) DPI shall have performed all obligations and agreements and complied with all covenants contained in this Agreement or in any documents delivered in connection herewith, required to be performed and complied with by it on or before the Closing Date.

             (d) HP shall have received a certificate executed by an officer of DPI dated the Closing Date, certifying that the conditions specified in Sections 12.1(b) and (c) have been satisfied.

             (e) DPI shall have delivered the portion of the Purchase Price to HP described in Section 1.4(b)(i).

     Section 12.2 Conditions to the Obligations of DPI. The obligation of DPI to consummate the transactions contemplated by this Agreement is subject to the satisfaction, on or before the Closing Date, of each of the following conditions, unless waived in writing by DPI:

             (a) HP shall have delivered duly executed copies of the following:

                   (i)   the License Agreement;

                   (ii)  the Supply Agreement;

                   (iii) the certificate described in Section 12.2.(d) hereof;
and

                   (iv) such other documents as are reasonably requested by DPI or its counsel.

             (b) The representations and warranties of HP contained in this Agreement shall be true and correct on the Closing Date with the same effect as if they were made on and as of the Closing Date, except as affected by transactions contemplated hereby.

             (c) HP shall have performed all obligations and agreements and complied with all covenants contained in this Agreement or in any documents delivered in connection herewith, required to be performed and complied with by it on or before the Closing Date.

             (d) DPI shall have received a certificate executed by an authorized employee of HP dated the Closing Date, certifying that the conditions specified in Sections 12.2(b) and (c) have been satisfied.

     Section 12.3 Conditions to Obligations of HP and DPI. The obligations of HP and DPI to consummate the transactions contemplated by this Agreement and the other Transaction Documents shall be subject to the fulfillment at or before the Closing Date of all of the following conditions unless waived in writing by both parties, provided, however, that no such waiver shall constitute a waiver by HP or DPI of any other right or remedy if the other party shall be in violation or default of any of its respective representations, warranties or covenants contained in this Agreement:

             (a) No action, suit or proceeding shall have been instituted or threatened before any court or governmental body seeking to challenge or restrain the transactions contemplated herein which presents a substantial risk that such transactions will be restrained or that either party hereto may suffer material losses or damages as a result of consummating such transactions; and

             (b) No law shall be enacted or promulgated which makes illegal or prohibits the carrying out of the transactions contemplated by this Agreement.

                          ARTICLE XIII.  TERMINATION

     This Agreement may be terminated (a) upon the mutual written agreement of both HP and DPI, (b) by either party if the Closing has not occurred by December 31, 1998 as a result of failure to obtain any required regulatory approval, or
(c) by one party if there has been a material breach by the other party of any representations, warranties, covenants or other obligations of such party contained in this Agreement and such breach has not been remedied by such party after reasonable notice by the terminating party.

     Notwithstanding the foregoing, HP and DPI will use their good faith efforts to close the transactions contemplated in this Agreement by November 2, 1998.

                             ARTICLE XIV.  GENERAL

     Section 14.1 Survival of Representations and Warranties. The representations and warranties set forth in this Agreement shall survive the consummation of the transactions contemplated by this Agreement.

     Section 14.2  Integrated Agreement; Amendments

             (a) The recitals and Schedules to this Agreement constitute an integral part of this Agreement and are incorporated herein by this reference. This Agreement and the Schedules constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior oral and written agreements and understandings, and all contemporaneous alleged oral agreements or understandings between the parties with respect to the transactions contemplated by this Agreement.

             (b) This Agreement may be modified only by a written instrument duly executed by each party hereto.

     Section 14.3 Interpretation. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

     Section 14.4 Waiver. No breach of any covenant, agreement, warranty or representation shall be deemed waived unless expressly waived in writing by the party which is entitled to assert such breach. No waiver of any right hereunder shall operate as a waiver of any other right or of the same or a similar right on another occasion.

     Section 14.5 Notices. All notices and other communications between the parties shall be in writing and shall be deemed to have been duly given (a) on the same day when delivered personally or by courier to the party to whom addressed or when sent by facsimile, confirmation received, and (b) three (3) business days after being mailed by registered or certified mail, return receipt requested, prepaid and addressed, at the following addresses, or at such other addresses as the parties may designate by written notice:

If to HP, to:

Hewlett-Packard Company
Integrated Circuit Business Division
1501 Page Mill Road
Palo Alto, CA 94304
Attention.  General Manager
Facsimile No.: (650) 857-4838

With a copy to:

Hewlett-Packard Company
3000 Hanover Street, MS 20BQ
Palo Alto, CA 94304
Attention General Counsel
Facsimile No.: (650) 857-4392

If to DPI, to:

DuPont Photomasks, Inc.
131 Old Settler's Boulevard
Round Rock, TX 78664
Attention: President
Facsimile No.: (512) 310-6544

With a copy to:

DuPont Photomasks, Inc.
131 Old Settler's Boulevard
Round Rock,TX 78664
Attention: General Counsel
Facsimile No.: (512) 310-6544

     Section 14.6 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original Agreement, but all of which, taken together, shall constitute one Agreement.

     Section 14.7 No Transfer or Assignment. This Agreement and the rights and obligations set forth herein may not be transferred or assigned by operation of law or otherwise without the consent of the other Party. This Agreement shall be binding upon and inure to the benefit of the parties and their respective legal representatives, successors and permitted assigns.

     Section 14.8 Expenses. Each party to this Agreement will pay all costs and expenses incurred by it in negotiating and preparing this Agreement and, except as set forth herein, in closing and carrying out the transactions contemplated hereby.

     Station 14.9 Other Remedies. Any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby or by law or equity on such party; and the exercise of any one remedy will not preclude the exercise of any other.

     Section 14.10 Absence of Third Party Beneficiary Rights. Except as set forth in Section 1.2, no provision of this Agreement is intended, or will be interpreted, to provide to or create for any third party beneficiary rights or any other rights of any kind in any client, customer, affiliate, shareholder, employee or partner of any party hereto or any other person or entity, and all provisions hereof will be personal solely between the parties to this Agreement.

     Section 14.11 Mutual Drafting. This Agreement is the joint product of DPI and HP and each provision hereof has been subject to the mutual consultation, negotiation and agreement of DPI and HP and shall not be construed for or against either party hereto.

     Section 14.12 Severability. Should any portion or provision of this Agreement be declared invalid or unenforceable in any jurisdiction, then such portion or provision shall be deemed to be severable from this Agreement as to such jurisdiction (but, to the extent permitted by law, not elsewhere) and shall not affect the remainder hereof.

     Section 14.13 Governing Law. This Agreement shall be governed, construed and enforced in accordance with the laws of the State of California.

     IN WITNESS WHEREOF, this Agreement is hereby executed by a duly authorized representative of each party as of the date first written above.


HEWLETT-PACKARD COMPANY                DUPONT PHOTOMASKS, INC.



By:    /s/ LANCE MILLS                 By:   /s/ DAVID S. GINO
   -------------------------------        -----------------------------------

Name:   Lance Mills                    Name:   David Gino
     -----------------------------          ---------------------------------

Title:  R&D Manager                    Title:   Chief Financial Officer & EVP
      ----------------------------           --------------------------------